NEWS RELEASE

World Energy enters into Agreement to Acquire EnergyGateway, Leader in
Natural Gas Electronic Procurement

Acquisition significantly strengthens World Energy’s presence in the natural gas market, expands online exchange toolset

May 24, 2007 – Worcester, MA.  World Energy Solutions, Inc. (“World Energy”) (TSX: XWE), the operator of leading online exchanges for energy and energy related products, today announced that it has entered into a definitive agreement to acquire privately held EnergyGateway LLC, a leading online broker of natural gas and electricity for commercial and industrial (C&I) consumers in the United States. The acquisition is expected to provide customers of World Energy Exchange a bigger marketplace, an expanded online toolset, and a deeper pool of market expertise.

Under the terms of the agreement, World Energy will acquire substantially all of the assets of EnergyGateway for US$5 million in cash and 5.375 million common shares of World Energy plus the assumption of certain liabilities. In calendar 2006, EnergyGateway had revenues of approximately US$2.9 million. The transaction is expected to close on or about May 31, 2007, subject to customary closing conditions.

“Upon completion, this acquisition will immediately enhance our presence in the natural gas market and will complement our substantial position in electricity,” said Richard Domaleski, President and CEO, World Energy Solutions. “EnergyGateway’s innovative ‘post and bid’ online procurement technology and risk management expertise would provide further depth to World Energy’s offering. We are excited about the people at EnergyGateway and their addition to our team is an important part of the strategic fit for us.  Together we would offer an expanded suite of online tools, a broader national footprint including the Midwest and the C&I markets, and a strong market share in natural gas. As a result we see significant opportunities to capitalize on revenue synergies.”

Based near Columbus, Ohio, EnergyGateway serves more than 150 customers throughout the United States. EnergyGateway provides its customers with professional energy purchasing services, including access to its proprietary ‘post and bid’ online procurement system called EGate. The EGate system is an online retail energy transaction system that provides continual visibility into customer specific natural gas transportation or basis costs. The EGate System streamlines many aspects of energy purchasing, including supplier quotations, contract evaluation, forecasting and ongoing performance reporting of results.

Since EnergyGateway was formed in 1999, it has successfully executed over 8,500 energy transactions (including daily and intra-month transactions) worth more than $6 billion dollars for energy consumers. EnergyGateway currently has 19 employees.

“The team at EnergyGateway is excited to join forces with what we believe is the leading player in online energy exchange and a company with a clear vision to become the pre-eminent exchange for executing transactions in energy and energy-related products,” said Tyler Wooddell, President and CEO, EnergyGateway. “This transaction will add significant opportunities for EnergyGateway’s customers through our expanded suite of online procurement tools.”

Mr. Domaleski  added, “This acquisition is evidence of our commitment to deliver on the growth strategy we outlined during our initial public offering, which includes acquisitions to consolidate the fragmented online energy market,”.

Together, the two companies now bring to the market:
•	The experience of over 4,000 successful term procurement events
•	A procurement history with:
o	More than 32.5 billion kilowatt hours of electricity
o	Over 1 trillion cubic feet of natural gas
o	$10 billion in energy transactions
•	Activity across 200 markets with nearly 300 delivery points
•	A network of over 250 suppliers and 30 channel partners
•	Recognized leadership in facilitating government, C&I and utility transactions

Mr. Wooddell, and all of the other EnergyGateway employees are expected to join the World Energy team providing further depth and experience to the rapidly growing company.

About World Energy
World Energy operates leading online exchanges for energy and energy related products.  Our proven approach provides market intelligence, promotes liquidity, and creates price transparency for all market participants, enabling our customers to transact with confidence and seek the best possible price. To date the company has brokered over 32.5 billion kilowatt hours of electricity and 64 billion cubic feet of natural gas. For more information, please visit www.worldenergy.com.

About EnergyGateway
EnergyGateway is a leading energy procurement company that serves Fortune 500, and mid-size commercial customers from nearly every major industry in the U.S. and Canada along with local government and institutional customers such as colleges and universities.  Over the past seven years EnergyGateway’s Energy Purchasing service has successfully executed more than 8,500 energy transactions (including daily and intra-month transactions) worth over $6 billion dollars.  For more information, visit www.energygateway.com.

This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ from those indicated in the forward looking statements. Such risks and uncertainties include, but are not limited to: the acquisition of EnergyGateway may not be consummated due to the failure to occur of customary closing conditions or other reasons, our revenue is dependent on actual future energy purchases pursuant to completed procurements; the demand for our services is affected by changes in regulated prices or cyclicality or volatility in competitive market prices for energy; our dependence on a small number of key energy consumers, suppliers and channel partners; factors outside our control that affect transaction volume in the electricity market; and other factors identified in our Registration Statement on Form S-1 and subsequent reports filed with the Securities and Exchange Commission.

For additional information, contact:

Investor Relations Phil Adams World Energy Solutions Inc. (508) 459-8100 padams@worldenergy.com or Craig Armitage The Equicom Group (416) 815-0700 x278 carmitage@equicomgroup.com	Media Relations Ginger Juhl Juhl Communications (720) 200-4082 ginger@juhlcommunications.com